TheStreet to Acquire BoardEx

Pairs The Deal with the Leading Relationship Capital Management Service

NEW YORK (October 7, 2014) – TheStreet, Inc. (NASDAQ:TST) today announced it signed a definitive agreement to acquire Management Diagnostics Limited, the developer of the leading relationship capital management service BoardEx. TheStreet expects to pay net cash consideration of approximately $21 million at closing. In addition, an earn-out may be payable in 2018 based on 2017 net revenue of BoardEx’s existing products and services, subject to adjustment. The acquisition is expected to close during the fourth quarter of 2014, subject to customary closing conditions.

BoardEx is the global leader in relationship capital management services. Clients, including investment banks, consultancies and law firms use BoardEx to leverage their relationships and facilitate business and corporate development initiatives. The company was founded in 1999 and is based in London with additional offices in New York and Chennai, India.

BoardEx will be integrated into The Deal, a business unit of TheStreet that serves corporate dealmakers with the most sophisticated analysis of mergers and acquisitions, private equity and restructuring. BoardEx’s proprietary people data will be combined with The Deal’s newsroom and transaction data, allowing subscribers to easily network with the very people they read about in The Deal’s exclusive editorial content.

“This is a great combination, bringing together the leader in relationship capital management with the leader in deal intelligence reporting, sealing The Deal’s stature as the most informative, in-depth source for deal professionals. The move bolsters the fastest growing part of our subscription operation and creates an indispensable business development tool for users,” said Elisabeth DeMarse, President, Chairman and CEO of TheStreet. “The acquisition of BoardEx advances the strategic objectives of TheStreet by increasing both institutional content and subscribers. BoardEx’s marquee customer base provides a predictable, recurring revenue stream with high renewal rates,” concluded DeMarse.

“BoardEx is a well-respected brand and its relationship capital management platform is the gold-standard for data quality. Combining with The Deal elevates BoardEx. Knowing a company might be in play is one thing, but knowing who to call and how to influence them is a game-changer,” said James Daly, CEO of BoardEx.

Conference Call Information

TheStreet will discuss this acquisition in a conference call today at 5:00 p.m. ET. To participate in the call, please dial 888-503-8175 (domestic) or 719-457-2664 (international). The passcode for the call is 3180776. This call is being webcast and can be accessed in the Investor Relations section of TheStreet website at http://investor-relations.thestreet.com/events.cfm.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately thirty calendar days.

About TheStreet

TheStreet, Inc. is a leading independent digital financial media company providing business and financial news, investing ideas and analysis to personal and institutional investors worldwide. The Company's portfolio of business and personal finance brands include: TheStreet, RealMoney, RealMoney Pro, Stockpickr, Action Alerts PLUS, Options Profits, MainStreet and RateWatch. To learn more, visit www.thestreet.com. The Deal, the Company's institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control. To learn more, visit www.thedeal.com.

About The Deal

The Deal is a media and data company providing over 45,000 users with extensive coverage of M&A, private equity, restructuring, activism and ECM. As the No. 1 provider of deal intelligence in North America, law firms, investment banks, hedge funds and private equity firms rely on The Deal’s analysis of potential and announced transactions for business development and research. The Deal is the institutional arm of TheStreet, Inc. and has offices in New York, London, Washington, D.C. and Petaluma, CA. For more information, visit www.thedeal.com.

About BoardEx

BoardEx is the global leader in relationship capital management. BoardEx supports its research efforts to provide clients with a highly accurate database that can be used in critical business applications. BoardEx operates worldwide from its offices in London, New York and Chennai, India. More information about BoardEx is available at http://corp.boardex.com/.

Forward-Looking Statements

This press release contains forward-looking statements related to TheStreet, The Deal, BoardEx, the timing and consummation of the acquisition of BoardEx and the potential benefits of the acquisition. Actual events or results may differ materially from those contained in the forward-looking statements due to risks, uncertainties and assumptions. These risks and uncertainties include, but are not limited to, risks associated with: whether or not the transaction closes in the fourth quarter, or at all; our ability to successfully integrate BoardEx and its technology and personnel following the closing of the acquisition; execution of our plans and strategies for the combined operations, including with respect to The Deal products and features; demand for these enhanced products and services; conducting operations in India and other important factors that could cause the results of the acquisition to differ materially from those contained in our forward-looking statements. Please refer to the documents TheStreet files from time to time with the SEC, including TheStreet’s most recent Form 10-K and Form 10-Qs and the Form 10-Q TheStreet will file for the quarter ended September 30, 2014. These SEC filings contain and identify important factors that could cause the results of the acquisition to differ materially from those contained in the forward-looking statements. Although TheStreet believes that the expectations reflected in the forward-looking statements are reasonable, TheStreet cannot guarantee future results, levels of activity, performance, or achievements. TheStreet is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

CONTACT:

John Ferrara

Chief Financial Officer

TheStreet, Inc.

212-321-5234

ir@thestreet.com

Erica Mannion

Investor Relations

Sapphire Investor Relations, LLC

415-471-2700

ir@thestreet.com

Emily Scheer

Public Relations Manager

TheStreet, Inc.

212-321-5521

Emily.scheer@thestreet.com